Letter of Intent

This letter of engagement covers the working relationship between:

Sustainable Projects Group Inc.
225 Banyan Boulevard – Suite 220
Naples, FL 34102

And

Cormo AG
Falkenstrasse 17
CH-2502 Biel

Cormo AG is a company based in Biel, Switzerland in the business of producing and developing peat moss replacement and natural foam products and technologies

While Cormo AG already has significant operations in Europe and operates a manufacturing plant in Elsass, France, the company is looking to expand its technology platform in the North American market, particularly the United States of America.

Sustainable Projects Group Inc. is a publicly listed company based in Naples, FL, specialized in introducing promising products and companies from Asia and Europe to North American market through a structured business- and product roll out plan. Sustainable Projects Group Inc. sees great potential for the technologies developed by Cormo AG in the United States agricultural market.

Therefore, the parties agree on a cooperation consisting of the following:

●	Formation of a Florida based C-Corporation with location in Naples, FL
●	Funding in the amount of CHF600,000 for the new venture will be provided through “friends and family” funding.
●	Based on an increase in valuation to desirable level, while taking into consideration a minimum of dilution of existing share holders a second funding round which will place a maximum of 15% to outside shareholders.
●	Ownership will be split as follows as a first step: Cormo AG 27.5%, SPGX 27.5% and 45% “friends and family”

As part of this letter the parties agree that Sustainable Projects Group Inc. will provide the following:

●	Market & Success analysis (Market Research: Competitors, Customer Target Groups, Pricing Suggestions)
●	Pre-Sounding with potential distribution channels
●	Suggestions regarding legal and taxation structure and future business development of Cormo AG in the United States

Sustainable Projects Group Inc.
2316 Pine Ridge Rd #383
Naples, FL 34109

●	Verification of steps needed for efficient logistics, customs duties and supply chain
●	Identification and marketing to relevant distribution channels
●	Pricing negotiations with distribution channels
●	Site Visit to Cormo AG’s facilities in Elsass
●	Work 1-1 with Cormo AG team to develop Cormo USA Inc’s strategy for the United States

Confidentiality

As part of the research and business development project Cormo AG will provide SPGX with confidential and proprietary information. SPGX agrees not to disseminate this information and will treat all confidential information as such.

Cormo AG will provide SPGX with the information required for the project. Data will be provided in the form of a digital data room. Additionally, Cormo AG will provide sample products, marketing materials and access to a designated person within Cormo AG as “project leader”.

Timing

It is understood that speed is of the essence. For production line in the US should be operational for the harvest season 2019. The parties furthermore agree that all relevant research, product know how development, legal framework should begin with the signing of the letter. A shareholder agree will be created and funding received by November 1st.

/s/ Stefan Muehlbauer	/s/ Stefan Grass
Stefan Muehlbauer – CEO of SPGX	Stefan Grass – CEO of Cormo AG

Zurich 25 September 2018	Zurich 25 September 2018
City / Date	City / Date

Sustainable Projects Group Inc.
2316 Pine Ridge Rd #383
Naples, FL 34109